This information does not constitute either an offer to sell or a solicitation of an offer to buy any of the securities referred to herein. Offers to sell and solicitations of offers to buy the securities are made only by , and this information must be read in conjunction with, the final Prospectus Supplement and the related Prospectus or, if not registered under the securities laws, the final Offering Memorandum (the "Offering Document").
Information contained herein does not purport to be complete and is subject to the same qualifications and assumptions, and should be considered by investors only in the light of the same warnings, lack of assurances and representations and other precautionary matters, as disclosed in the Offering Document. Information regarding the underlying assets has been provided by the issuer of the securities or an affiliate thereof and has not been independently verified by Lehman Brothers Inc. or any affiliate. The analyses contained herein have been prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof)
regarding payments, interest rates, losses and other matters, including, but not limited to, the assumptions described in the Offering Document. Lehman Brothers Inc., and any of its affiliates, make no representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities. This information supersedes any prior versions hereof and will be deemed to be superseded by any subsequent versions (including, with respect to any description of the securities or underlying assets, the information contained in the Offering Document).

Fieldstone Mortgage Investment Trust 2004-3
6/9/2004

Loan to Value Ratio (1)

Credit Score	<= 570	571 - 590	591 - 610	611 - 630	631 - 650	651 - 670	671 - 690	691 - 710	>= 711	TOTAL
=< 67.5%	1.41%	0.43%	0.49%	0.49%	0.32%	0.35%	0.25%	0.17%	0.02%	3.93%
67.5 - 72.5%	1.12%	0.42%	0.32%	0.20%	0.43%	0.24%	0.19%	0.15%	0.19%	3.25%
72.5 - 77.5%	1.90%	0.39%	0.18%	0.50%	0.42%	0.38%	0.38%	0.28%	0.36%	4.80%
77.5 - 82.5%	2.69%	1.15%	1.36%	3.38%	5.50%	6.48%	7.27%	5.21%	7.88%	40.93%
82.5 - 87.5%	3.86%	0.78%	0.79%	1.37%	1.62%	1.99%	2.24%	1.75%	2.11%	16.52%
87.5 - 92.5%	4.45%	2.91%	2.72%	2.77%	4.14%	3.86%	2.28%	1.87%	2.07%	27.07%
92.5 - 97.5%	0.00%	0.19%	0.79%	0.60%	0.39%	0.41%	0.56%	0.26%	0.30%	3.51%
> 97.5%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
TOTAL	15.43%	6.27%	6.65%	9.31%	12.82%	13.71%	13.17%	9.69%	12.93%	100.01%

Combined Loan to Value Ratio (1)(2)

Credit Score	<= 570	571 - 590	591 - 610	611 - 630	631 - 650	651 - 670	671 - 690	691 - 710	>= 711	TOTAL
=< 67.5%	1.41%	0.38%	0.49%	0.48%	0.31%	0.34%	0.24%	0.15%	0.00%	3.79%
67.5 - 72.5%	1.12%	0.42%	0.32%	0.19%	0.37%	0.19%	0.10%	0.09%	0.12%	2.91%
72.5 - 77.5%	1.77%	0.27%	0.18%	0.42%	0.18%	0.19%	0.04%	0.08%	0.08%	3.21%
77.5 - 82.5%	2.45%	0.86%	0.93%	0.67%	0.45%	0.50%	0.71%	0.29%	0.55%	7.42%
82.5 - 87.5%	3.38%	0.78%	0.73%	0.97%	0.86%	0.64%	0.37%	0.22%	0.39%	8.34%
87.5 - 92.5%	4.11%	2.63%	2.12%	1.70%	2.56%	2.46%	1.73%	1.32%	2.08%	20.72%
92.5 - 97.5%	0.21%	0.32%	0.82%	0.94%	0.83%	1.12%	1.73%	1.09%	1.27%	8.33%
> 97.5%	0.98%	0.61%	1.06%	3.92%	7.27%	8.28%	8.25%	6.46%	8.45%	45.27%
TOTAL	15.43%	6.27%	6.65%	9.29%	12.83%	13.72%	13.17%	9.70%	12.94%	99.99%

(1) Sum of totals may not add due to rounding.
(2) Combined Loan to Value Ratio includes piggyback seconds.